Exhibit 10.8

AMENDMENT NO. 3

TO SALARY CONTINUATION AGREEMENT

THIS AMENDMENT NUMBER 3 TO SALARY CONTINUATION AGREEMENT (the “Amendment”) is made and entered into as of the 31st day of December, 2008, by and among Lakeland Bancorp, Inc. (the “Bancorp”), a New Jersey corporation which maintains its principal office at 250 Oak Ridge Road, Oak Ridge, New Jersey, 07435; Lakeland Bank, as successor by merger to National Bank of Sussex County, a subsidiary of the Bancorp (the “Bank” and, collectively with the Bancorp, “Company”); and Robert A. Vandenbergh (the “Executive”).

WHEREAS, as of December 17, 1996, the Bank and the Executive entered into a Salary Continuation Agreement, as amended from time to time (collectively, with the amendments, the “Agreement”) which provides Executive with certain post-termination compensation; and

WHEREAS, the Company and the Executive mutually desire to amend the Agreement to conform its terms with final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and value consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and the Executive mutually agree as follows:

1. Section 2.3.4 of the Agreement is hereby deleted.

2. A new Section 8.11 is hereby added to the Agreement to read, in its entirety, as follows:

“The Agreement is intended to be administered and interpreted in a manner such that no payment hereunder shall be subject to “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. Notwithstanding any provision of this Agreement to the contrary, if and to the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” amounts payable to the Executive pursuant to this Agreement following the termination of Employee’s employment shall commence on the first business day of the seventh month following the Employee’s separation from service with the Company, and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. Notwithstanding provision of this Agreement to the contrary, a “Termination of Employment” shall not occur hereunder unless and until the Executive incurs a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

3. The second and third sentences of Section 7.1(a) are hereby deleted.

4. The Employee further acknowledges that, while the purpose of this Amendment is to conform the Agreement to the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, any tax liability incurred by the Executive under Section 409A of the Code is solely the responsibility of the Executive.

5. Except as amended herein, the Agreement shall remain in full force and effect and is hereby ratified by the parties thereto.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized representative pursuant to the authority of the respective Boards of Directors, and the Executive has personally executed this Amendment, all as of the date first above written.

LAKELAND BANCORP, INC.

Dated: December 23, 2008	By:	/s/ Thomas J. Shara
Thomas J. Shara
President and CEO

LAKELAND BANK, successor by merger to National Bank of Sussex County

Dated: December 23, 2008	By:	/s/ Thomas J. Shara
Thomas J. Shara
President and CEO

Dated: December 23, 2008	/s/ Robert A. Vandenbergh
ROBERT A. VANDENBERGH